Code of Ethics
Adoption: May 1, 1981	GMO LLC and related entities[1]
Last Revision: April 1, 2018	(collectively, “GMO”)

Overview and Summary Charts

GMO and its affiliates have adopted this Code of Ethics in order to reflect the values of the firm and to fulfill the firm’s regulatory obligations. Because the regulations are complex and technical, a number of terms are defined in Exhibit A and appear in the Code capitalized.

The following chart provides an overview of some key rules under the Code and some common exceptions. This is only an overview and there are other rules and exceptions. Each Access Person is responsible for reading, understanding, and complying with this Code in its entirety.

Five Basic Rules	Common Exceptions
Basic Rule #1:	Mutual Funds
Do not trade in advance of clients	Most Exchange Traded Funds Financial Futures U.S. Government Securities Money Market Instruments

Basic Rule #2:	Mutual Funds
Pre-Clear all trades	Most Exchange Traded Funds Financial Futures U.S. Government Securities Money Market Instruments Municipal Bonds 529 Plans

Basic Rule #3:	Mutual Funds (not GMO Affiliated Funds)
Report all trades	U.S. Government Securities Money Market Instruments Most 529 Plans

Basic Rule #4:	Mutual Funds (not GMO Long-Term Funds)
Don’t churn your account	Exchange Traded Funds Financial Futures U.S. Government Securities Money Market Instruments Municipal Bonds

Basic Rule #5:	None
No violation of laws, for example:
- No Transactions on inside information;
- No market manipulation.

[1]	Grantham, Mayo, Van Otterloo & Co. LLC, GMO Australia Limited, GMO Europe LLC, GMO Netherlands (a branch office of GMO U.K. Limited), GMO Singapore Ple. Ltd, and GMO U.K. Limited.

The following chart provides a different overview of the Code’s operation, organized by the type of security. As with the previous chart, this is, however, only an overview of some of the rules applicable to different kind of securities.

Type of Security	Pre-Clearance Required	Prohibited if Being Considered for a GMO Client Account	Subject to Quarterly and Annual Reporting	Short-Term Trading Restriction	Short Sales Generally Prohibited[2]
GMO Mutual Funds	No	No	Generally, no3	Generally, yes[4]	Yes
GMO Sub-Advised Funds	No	No	Yes	Yes	Yes
Non-GMO Mutual Funds	No	No	No	No	Yes
Most Exchange Traded Funds[5]	No	No	Yes	No	No
Closed-End Funds	Yes	Yes	Yes	Yes	Yes
U.S. Government Securities	No	No	No	No	Yes
Money Market Instruments	No	No	No	No	Yes
Currencies and related forward contracts	No	No	No	No	No
Financial Futures (including physical commodities)	No	No	Generally, yes[6]	No	No
Options on currencies (buying or writing)	No	No	No	No	No
Municipal Bonds	No	Yes	Yes	No	Yes
IPOs	Yes	Yes	Yes	Yes	Yes
Private Placements	Yes	Yes	Yes	Yes	Yes
Most 529 Plans	No	N/A	Generally, no7	N/A	N/A
Most Other Investments	Yes	Yes	Yes	Yes	Yes

Gift Policy: GMO also has a “Gift Policy” which is a separate, stand -alone document.

[2]	Subject to limited exceptions (see Section 1.3), short selling is prohibited, with respect to any investment held in any GMO Client Account.
[3]

GMO Mutual Fund and GMO hedge fund investments held in a GMO fund account custodied at State Street or in the GMO 401(k) Profit Sharing Plan (excluding the self-directed brokerage option offered in conjunction with this Plan) do not need to be entered in StarCompliance because the Compliance Department will have access to transactions data within GMO’s Performance & Recordkeeping System and the Vanguard Group “My Plan Manager” system.

[4]	Not applicable to funds excluded from the definition of GMO Long-Term Fund.
[5]	Does not include Closed-End funds. Certain Exchange Traded Funds are subject to stricter rules. For a complete list of these Restricted Exchange Traded Funds, go to StarCompliance.
[6]	Futures on interest rates and currencies are exempt from the Code’s reporting requirements.
[7]	See StarCompliance for a list of Reportable 529 Plans.

Special Rules for Access Persons of Subsidiaries; Non-Access Directors: Employees, partners, consultants and all other Access Persons are subject to all provisions of this Code unless you are an Independent Trustee of either GMO Trust or GMO Series Trust, or a Non-Access Director of GMO. If you are one of the following, you should also look at the related Code Supplement:

•	Officers and Employees of GMO U.K. Limited;

•	Officers and Employees of GMO Australia Limited;

•	Officers and Employees of GMO Singapore Pte. Ltd; and

•	Non-Access Directors of GMO;

1. Prohibited Transactions

Access Persons and members of their Immediate Family are prohibited from engaging in the following transactions:

1.1. Securities Being Considered for Purchase or Sale

Except as provided below, any transaction in a Security being considered for purchase or sale by a GMO Client Account is prohibited. For this purpose, a Security is being considered for purchase or sale when a recommendation to purchase or sell the Security has been communicated or, with respect to the person making the recommendation, when such person seriously considers making the recommendation. The following Securities are not subject to this prohibition:

•	Mutual Funds;

•	Unrestricted Exchange Traded Funds (including short sales thereof);

•	Financial Futures and short sales of Financial Futures;

•	U.S. Government Securities;

•	Money Market Instruments;

•	Currencies, options on currencies, and forward contracts on currencies; and

•	Securities held or to be acquired by a Discretionary Account.

Note: The formulation of purchase and sale orders generally begins before the trading desk is asked to execute the trade. GMO reserves the right to require the unwinding of personal trades that occur on or about the same time as client trades without proving that the Access Person or member of his or her Immediate Family had actual knowledge of the pending client trade.

1.2. Options on Securities

Holding, purchasing, or selling options on a Security is generally prohibited. The following Securities are not subject to this prohibition:

•	Options received pursuant to a Non-GMO Employee Compensation Program, with prior approval from the Compliance Department;

•	Options on currencies (including options on currency futures); and

•	Options held or to be acquired by a Discretionary Account.

Options acquired in advance of initial designation as an Access Person, or received via gift, inheritance, or change in Immediate Family member status, may be held until the option is exercised on the expiration date (or the last business day prior to the expiration date). This transaction is not subject to pre-clearance but must be reported. Additionally, any transaction in a Security underlying the option (excluding IPOs or Private Placements) that an Access Person is contractually required to complete in connection with a third party’s exercise of an option written by the Access Person is not subject to pre-clearance but must be reported.

1.3. Short Selling of Securities

Short selling Securities held (or being considered for purchase or sale) in any GMO Client Account is prohibited. The following Securities are not subject to this prohibition:

•	Unrestricted Exchange Traded Funds;

•	Financial Futures and options on currencies (including options on currency futures); and

•	Securities held or to be acquired by a Discretionary Account.

Note: Forward contracts on currencies are not considered a short sale of either currency for purposes of this Code.

1.4. Short-Term Trading

Except as provided below, purchasing and selling the same or equivalent Securities within 60 calendar days (starting with the most recent sale or purchase, as applicable, in the 60-day period) is prohibited. For the sake of clarity, except as otherwise noted, this prohibition applies to short-term profiting through the use of derivatives, either alone or in combination with other Securities Transactions (e.g., terminating a single stock futures contract or entering into an offsetting futures contract) within 60 days. The following Securities are not subject to this prohibition:

•	Mutual Funds (other than GMO Long-Term Funds);

•	Exchange Traded Funds;

•	Financial Futures and short sales of Financial Futures;

•	U.S. Government Securities;

•	Money Market Instruments;

•	Currencies, options on currencies (including options on currency futures), and related forward contracts;

•	Physical commodity contracts;

•	Securities acquired through the exercise of rights issued by an issuer to all holders of a class of its Securities, to the extent the rights were acquired in the issue;

•	Securities acquired through a Non-GMO Employee Compensation Program;

•	Transactions resulting from stop-loss orders (note that this does not apply to limit orders);

•	Transactions that occur pursuant to an Automatic Investment Plan;

•	Municipal bonds; and

•	Securities held in a Discretionary Account.

1.5. Trading on Inside Information

Any transaction in a Security while in possession of material non-public information regarding the Security or the issuer of the Security is prohibited.

1.6. Market Manipulation

Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading are prohibited.

1.7. Other Illegal and/or Impermissible Transactions

All Access Persons and all members of their Immediate Family are required to comply with all applicable Federal Securities Laws. In addition to the prohibitions in Sections 1.5 (Trading on Inside Information) and 1.6 (Market Manipulation), Securities Transactions not in compliance with applicable Federal Securities Laws, or any other transactions deemed by the CCO to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety, are prohibited.

2. Pre-Clearance Requirements

Access Persons and members of their Immediate Family are prohibited from engaging in any Securities Transaction without prior approval of the Compliance Department unless otherwise provided below. Once obtained, pre-clearance is valid only for the day on which it is granted and the following three business days (or, in the case of a Private Placement, 30 days or such other time frame as determined by the COIC). Limit orders and stop-loss orders relating to Securities must be pre-cleared prior to establishment and prior to any modifications, including cancellations.

There is no exemption from pre-clearance for IPOs or Private Placements, even where such transactions are effected through Discretionary Accounts.

Please refer to the “StarCompliance User Guide” found within “StarCompliance for information regarding how to request pre-clearance or how to appeal denied pre-clearance requests.

The following Securities Transactions are exempt from the pre-clearance requirement:

2.1. Transactions in Certain Securities

Securities Transactions involving the following instruments may be subject to the substantive prohibitions in Section 1, but they are exempt from the pre-clearance requirement:

•	Mutual Funds;

•	Unrestricted Exchange Traded Funds (including short sales thereof);

•	Financial Futures and short sales of Financial Futures;

•	U.S. Government Securities;

•	Money Market Instruments;

•	Currencies, options on currencies (including options on currency futures), and related forward contracts;

•	Physical commodity contracts (e.g., gold);

•	Transactions that occur pursuant to an Automatic Investment Plan;

•	Municipal bonds;

•	529 Plans; and

•	Any transaction in other Securities as may from time to time be designated in writing by the CCO (as directed by the COIC) on the grounds that the risk of abuse is minimal or non-existent.

2.2. Dividend Reinvestment, Corporate Reorganizations, Account Transfers, etc.

Securities Transactions involving (i) the acquisition or disposition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, the exercise of rights issued by an issuer to all holders of the same class of Securities, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities or (ii) shares bought or sold by a third party on a discretionary basis in connection with routine account administration without specific instruction by the Access Person (for example, shares sold to pay an advisory fee or the sale/removal of fractional shares in connection with an account transfer) are exempt from the pre-clearance requirement.

2.3. Discretionary Accounts

Securities Transactions through Discretionary Accounts in Securities other than IPOs and Private Placements are exempt from the pre-clearance requirement.

2.4. De Minimis Purchases and Sales of Certain Large Cap Securities

Purchases or sales of less than US$25,000 of common stock, depository receipts, or preferred stock where the size of the relevant issue is greater than USS5 billion as of the date of such purchases or sales are exempt from pre-clearance. This exemption from pre-clearance may be utilized once per Security within multiple accounts during a 4-day pre-clearance period (i.e., the day pre-clearance is granted and the following three business days) so long as the total across all accounts is less than US$25,000.

2.5. Transactions Pursuant to Limit Orders or Stop-Loss Orders Previously Approved by Compliance Department

Transactions effected pursuant to limit orders or stop-loss orders already approved by the Compliance Department are exempt from pre-clearance, provided that the Access Person provides the Compliance Department with an attestation from the relevant broker stating that the broker will act solely in accordance with that limit order or stop-loss order, with no influence exercised or information supplied by the Access Person or anyone else acting on his or her behalf.

2.6. Transactions by Brokers to Satisfy Margin Calls or the Exercise of Written Options

Liquidations or purchases of Securities by a broker to satisfy margin calls or the exercise of options written by an Access Person are not subject to pre-clearance, provided that the Access Person provides to the Compliance Department a letter or other documentation from the brokerage firm confirming that the liquidation or purchase was effected to satisfy applicable margin or written option requirements and was not requested by the Access Person.

2.7. Non-GMO Employee Compensation Program

The receipt of stock or options in connection with an Access Person or Immediate Family member’s employment is exempt from pre-clearance provided that the Compliance Department receives an initial attestation from the Access Person or Immediate Family member’s employer confirming that the Securities were acquired through a non-GMO compensation program. This attestation can be documentation detailing the program, such as terms and entitlements, or such other documentation that is acceptable to the Compliance Department. This exemption is inclusive of exercising a cash- settled option and the acquisition of stock by exercising an option acquired in connection with an Access Person or Immediate Family member’s employment. The receipt of stock and options is still subject to reporting requirements under the Code.

2.8. Donation of Securities to a Charity

Donations of Securities to charities are not subject to pre-clearance.

2.9. GMO Hedge Funds

Investments in GMO hedge funds, while subject to pre-clearance, are automatically pre-cleared when the subscription is accepted by GMO.

3. Reporting Requirements

3.1. Initial and Annual Disclosure of Personal Holdings

No later than 10 calendar days after initial designation as an Access Person and thereafter on an annual basis (currently expected of all Access Persons by January 30 of each year), each Access Person must report to the Compliance Department all of the following (subject to the exemptions in Section 3.3):

•

The title, type, number of shares and principal amount of each Security (including, as applicable, any exchange ticker symbol, CUSIP, or SEDOL) in which that Access Person has any Beneficial Interest (including Securities held in Discretionary Accounts);

•	The name of any broker, dealer or bank with whom the Access Person maintains a Reportable Account; and

•	The date that the report is submitted by the Access Person.

Both initial reports and annual reports must be based on information current as of a date not more than 30 days before the report is submitted.

3.2. Quarterly Reporting Requirements

Each Access Person must file a quarterly report with the Compliance Department no later than 30 calendar days following the end of each calendar quarter. The quarterly report shall include the following information regarding each transaction during the quarter in any Security in which the Access Person had any Beneficial Interest (subject to the exemptions in Sections 3.3 and 3.4):

•

The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security (including, as applicable, any exchange ticker symbol, CUSIP, or SEDOL) involved;

•	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

•	The price of the Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected;

•

A certification that, with respect to each transaction effected during the quarter, the Access Person neither had confidential information nor was aware of any pending consideration of possible transactions or pending transactions in the relevant Security by GMO on behalf of a GMO client; and

•	The date that the report is submitted by the Access Person.

In addition, with respect to any Reportable Account established during such quarter by the Access Person, the quarterly report must also include the name of the broker, dealer or bank with whom the Access Person established the account.

3.3. Exemptions for Transactions in and Holdings of Certain Securities

Transactions in and holdings of the following instruments may be subject to the substantive prohibitions in Section 1 and/or the pre-clearance requirements in Section 2, but are exempt from the Reporting Requirements in Sections 3.1 (Initial/Annual Report) and 3.2 (Quarterly Reports):

•	Mutual Funds (other than GMO Affiliated Funds).

•

Futures on interest rates, futures on currencies, and non-exchange-traded options on currencies and currency futures (including short sales of any of the foregoing) (NOTE: Not all Financial Futures are covered by this exemption.);

•	U.S. Government Securities;

•	Money Market Instruments;

•	Currencies and related forward contracts; and

•	529 Plans (other than Reportable 529 Plans).

Please note that any Reportable Account in which transactions in the foregoing Securities are executed remains subject to the Reporting Requirements in Sections 3.1 (Initial/Annual Report) and 3.2 (Quarterly Reports).

3.4. Additional Exemption from Quarterly Reports

Transactions in the following are exempt from the quarterly transaction reporting requirement in Section 3.2 (but the results of these transactions must still be included in the annual report required by Section 3.1):

•

Securities acquired or disposed through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, the exercise of rights issued by an issuer to all holders of the same class of Securities, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities; and

•	Transactions that occur pursuant to an Automatic Investment Plan (please note that annual reporting requirements continue to apply).

3.5. Brokerage Confirmations

With respect to each Reportable Account, each Access Person must require the applicable broker, dealer or bank to forward to the Compliance Department copies of confirmations of account transactions. The Compliance Department has forms that can be used for this purpose.

3.6. Procedures for Filing Reports

Please refer to the “StarCompliance User Guide” found within StarCompliance for information regarding how to submit the reports and other information required by this Code.

3.7. Reporting Violations

Any violations of the Code shall be reported promptly to the CCO.

4. Administration and Enforcement of Code of Ethics

4.1. General Principles

The administration of this Code shall be guided by the general principle that, as an investment adviser, all GMO Advisory Entities (and all Access Persons) are fiduciaries with respect to the assets managed on behalf of various clients. Consequently, GMO holds all Access Persons responsible for:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

•

Compliance with applicable laws and governmental rules and regulations, including the requirement in Section 206(4) of the Advisers Act that GMO shall not engage in any act, practice, or course of business that is fraudulent, deceptive or manipulative.

4.2. Role of COIC; Delegation

The COIC is responsible for overseeing the application of this Code, and has the authority to interpret this Code in the event of any ambiguities. The COIC may also recommend changes to the Code to the board of managing directors of GMO or a designated committee thereof (the “GMO Board”) and may authorize any changes in procedures recommended by the CCO. No member of the COIC or the CCO may review his or her own transactions. The COIC may delegate some or all of its authority to the CCO, whether as explicitly set forth in this Code or by specific resolution of the COIC. The CCO may, in turn, delegate any or all of his or her responsibilities hereunder to members of the Compliance Department; provided, however, that in the event that the Compliance Department is notified of any violation of this Code, the Compliance Department shall promptly notify the CCO.

The COIC will consider appropriate actions, if any, as described in Section 4.4 of this Code. The COIC may determine to delay the imposition of any sanctions pending review by the GMO Board, the Board of Trustees of GMO Trust and/or the Board of Trustees of GMO Series Trust, as applicable.

4.3. CCO Role, Investigations

The CCO shall recommend to the COIC such changes to procedures, if any, as the CCO may determine in his or her reasonable judgment may be necessary or appropriate to enable the detection of violations of this Code. The CCO is hereby delegated the authority to use those procedures and the reports made under this Code to investigate and detect any violations and/or potential violations of the Code. The CCO will report all violations to the COIC and shall also report such potential Violations as the CCO may deem appropriate.

4.4. Sanctions

If an Access Person (or a member of his or her Immediate Family) has committed a violation of the Code, the COIC or CCO may take such actions against the Access Person as the COIC or CCO deems appropriate, including a letter of caution or warning, reversal of relevant trade(s) in question, forfeiture of any profit derived thereon, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and/or termination of the employment of the violator for cause. All findings and actions taken by the COIC or CCO with respect to violations of this Code will be reported by the CCO to the Trustees of GMO Trust and/or the Trustees of GMO Series Trust (to the extent a violation is applicable to a Trust), and by the COIC to GMO’s Board.

The COIC may delegate to the CCO the authority to assess monetary penalties in amounts determined by the COIC from time to time (such delegation shall be limited to monetary penalties in amounts of US$10,000 or less).

4.5. Administration of Pre-clearance

Requests for pre-clearance will be handled in the first instance by the CCO, who shall operate in accordance with the following:

4.5.1. Blackout Policy

In general, pre-clearance requests to buy or sell a Security (or to sell the Security short) will be denied if the Security (a) was purchased or sold by any GMO Client Account within 3 calendar days prior to the date of the request or (b) in the reasonable judgment of the CCO is being considered for purchase or sale by any GMO Client Account within 7 calendar days after the date of the request. Pre-clearance requests to sell a Security short will be denied if the underlying Security is owned by any GMO Client Account. The CCO will consult with appropriate representatives of the Investment Teams for purposes of determining whether a Security is being considered for purchase or sale.

4.5.2. IPOs

Pre-clearance requests to purchase Securities in an IPO will generally be denied by the CCO, subject to the following exceptions: (i) new offerings of a registered open-end investment company or (ii) any initial offering that an Access Person can demonstrate in the pre-clearance process is available and accessible to the general investing public through on-line or other means.

4.5.3. Private Placements

Pre-clearance requests to purchase Securities in a Private Placement will be processed in a manner prescribed from time to time by the CCO. At the date of adoption of this Code of Ethics, those procedures require the Access Person to complete and submit a questionnaire at least 10 calendar days before the date of requested approval.

4.6. No Explanation Required for Refusals

The COIC and/or the CCO may refuse to authorize a pre-clearance request for a reason that is confidential. Neither the COIC nor the CCO is required to provide an explanation for refusing to authorize any transaction.

4.7. Review of Denied Pre-Clearance Requests

Upon written request by any Access Person, the COIC shall review any request for pre-clearance that is denied by the Compliance Department. The COIC may override a pre-clearance denial if, in its absolute discretion, it believes the proposed activity is not fraudulent or manipulative, and not inconsistent with GMO’s fiduciary standards.

5. Miscellaneous

5.1. Copies of Code; Annual Affirmation

Each Access Person will be provided with a copy of the Code and any amendments to the Code. Each Access Person will be required to acknowledge in writing (which may be by electronic means) receipt of the Code and any amendments to the Code.

At least once annually, each Access Person must affirm in writing (which may be by electronic means) that the Access Person has received, has read, understands, and has complied with the Code and any amendments thereto.

5.2. Review of Reports

The CCO shall review and maintain each Access Person’s reports filed pursuant to Section 3.

5.3. Availability of Reports

All information supplied pursuant to this Code will generally be maintained in a secure and confidential manner, but may, without notice to the relevant Access Person, be made available for inspection by the directors, trustees or equivalent persons of each GMO Entity employing the Access Person, the directors, trustees or senior management of each of GMO Trust, GMO Series Trust or other GMO Client, the COIC, the Compliance Department, the CCO, GMO Trust’s Chief Compliance Officer, GMO Series Trust’s Chief Compliance Officer, the Access Person’s department manager (or designee), any party to which any investigation is referred by any of the foregoing, the SEC, any state securities commission, any attorney or agent of the foregoing, GMO Trust or GMO Series Trust, and any other person as may be approved by the COIC.

5.4. Exceptions to the Code

The COIC may in unusual or unforeseen circumstances grant exceptions to the requirements of the Code if the COIC finds that the proposed conduct involves negligible opportunity and/or motive for abuse. All such exceptions must be in writing and must be reported by the CCO to the Board of Trustees of GMO Trust and/or the Board of Trustees of GMO Series Trust, as applicable, at their next regularly scheduled meeting after the exception is granted. Exceptions granted prior to the date of this Code and identified by the CCO as being of continued relevance and validity are grandfathered.

5.5. Inquiries Regarding the Code

Access Persons should direct all inquiries regarding this Code (or any other compliance-related matter) to the CCO. However, it is the personal responsibility of every Access Person to understand this Code and to comply with it (and for his or her Immediate Family to understand and comply with it).

5.6. Amendments to Code

The Board of Trustees of GMO Trust and the Board of Trustees of GMO Series Trust, including a majority of the Trustees of each such Board who are not “interested persons” under the 1940 Act, and the board of directors of every GMO Sub-Advised Fund must approve any material amendment to the Code within six months of such change.

Special Note for Certain Officers of GMO Trust and GMO Series Trust: In addition to the requirements set forth in this Code, the Principal Executive Officer and Principal Financial Officer of each of GMO Trust and GMO Series Trust are also subject to a “Code of Ethics for Principal Executive Officer and Principal Financial Officer” adopted by the Board of Trustees of each of GMO Trust and GMO Series Trust.

Special Note for Independent Trustees: Independent Trustees of each of GMO Trust and GMO Series Trust are subject to separate codes of ethics adopted by the respective Independent Trustees of each such Trust, and are exempt from all requirements under this Code.

Exhibit A: Definitions

“Access Person” means, except as specifically noted otherwise:

(1)

every employee or on-site consultant of any GMO Advisory Entity; every partner, member (excluding Class I-A, Special Class I-As, Capital Members, and Founding Members of GMO who are not active in the firm’s day-to-day operations), trustee, director or officer (or other person occupying a similar status or performing similar functions) of GMO Trust, GMO Series Trust or any GMO Advisory Entity; and every other person who provides investment advice on behalf of a GMO Advisory Entity and that is subject to the supervision and control of a GMO Advisory Entity;

(2)

every general partner, member, trustee, director, officer, employee or on-site consultant of GMO Trust, GMO Series Trust or any GMO Advisory Entity (or any company in a control relationship to any GMO Mutual Fund or GMO Advisory Entity) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by a GMO Mutual Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

(3)

every natural person in a control relationship to a GMO Mutual Fund or GMO Advisory Entity who obtains information concerning recommendations made to a GMO Mutual Fund with regard to the purchase or sale of Securities by the GMO Mutual Fund; and

(4)	such other persons as the Compliance Department shall designate;

provided, however, that Independent Trustees are not Access Persons for purposes of this Code and provided further that, subject to applicable regulatory limitations, the CCO in consultation with GMO’s Legal Department may except certain persons based on various factors, which may include length of contract, physical location, and computer system access.

“Automatic Investment Plan” is a plan that satisfies the following criteria: (1) a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation and (2) the plan, as well as any changes in allocation pursuant to the plan, has been approved in advance by the Compliance Department. An Automatic Investment Plan may include a dividend reinvestment plan, a U.K. employee pension scheme, or a 401(k) plan (if they satisfy the requirements outlined above).

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts (including Non-GMO Employee Compensation Programs), UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access

Person has a Beneficial Interest in a Security should he brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be interpreted in a manner consistent with, the definition of “beneficial owner” set forth in Rules 16a-l(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

“Client” means any GMO Client Account.

“Closed-End Funds” means any fund with a fixed number of shares and which does not issue and redeem shares on a continuous basis. While Closed-End Funds are often listed and trade on stock exchanges, they are not Exchange Traded Funds as defined below.

“Compliance Department” means the Compliance Department of Grantham, Mayo, Van Otterloo & Co. LLC. Communications required under this Code to be directed to the Compliance Department should in the first instance be directed to the CCO.

“CCO” means the Chief Compliance Officer of Grantham, Mayo, Van Otterloo & Co. LLC.

“COIC” means the GMO Conflicts of Interest Committee.

“Discretionary Account” is an account that satisfies all of the following criteria: (1) the Access Person has no authority to make investment decisions with respect to the assets in the account and (2) the Access Person has arranged for quarterly certification from the third party manager stating that the relevant owner (Access Person or Immediate Family member) has not influenced the discretionary manager’s decisions during the period in question and (3) the account is confirmed in advance by the Compliance Department to be a Discretionary Account.

“Exchange Traded Funds”, or ETFs, means Securities that trade on a national securities exchange and hold portfolios of Securities that closely track an index, commodity, or basket of assets like an index fund. The ETF must be legally classified as an open-end investment company, unit investment trust, or depository receipt. For avoidance of doubt, Exchange Traded Funds do not include Closed-End Funds, even if the Closed-End Funds are traded on a national securities exchange. Examples of ETFs include iShares, PowerShares, ProShares, and SPDRs.

“Federal Securities Laws” means the Securities Act of 1933, Securities Act of 1934, Sarbanes-Oxley Act of 2002, 1940 Act, Investment Advisers Act of 1940, Title V of Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“Financial Futures” means futures contracts on any of the following: (i) indexes of stocks, bonds or currencies (but excluding single stock futures); (ii) interest rates; (iii) currencies; or (iv) commodities.

“GMO 401(k) Profit Sharing Plan” means the tax qualified 401(k) profit-sharing retirement plan offered by GMO.

“GMO Advisory Entity” means Grantham, Mayo, Van Otterloo & Co. LLC, GMO Australia Limited, GMO Europe LLC, GMO Netherlands (a branch office of GMO U.K. Ltd.), GMO Singapore Pte. Ltd, or GMO U.K. Limited.

“GMO Affiliated Fund” means any GMO Mutual Fund, GMO Sub-Advised Fund, Wells Fargo Absolute Return Fund, or Wells Fargo Asset Allocation Fund.

“GMO Client Account” means any investments managed for a client by a GMO Advisory Entity, including GMO Affiliated Funds, private investment accounts, ERISA pools and unregistered pooled investment vehicles.

“GMO Entity” means GMO Trust, GMO Series Trust and each GMO Advisory Entity.

“GMO Long-Term Fund” means a GMO Affiliated Fund that seeks to limit frequent trading of its shares, as disclosed in its prospectus as amended from time to time. As of October 27, 2016, the GMO Long-Term Funds are all GMO Affiliated Funds other than the following:

•	GMO Asset Allocation Bond Fund

•	GMO Benchmark-Free Fund

•	GMO Debt Opportunities Fund

•	GMO Implementation Fund

•	GMO SGM Major Markets Fund

•	GMO U.S. Treasury Fund

“GMO Mutual Fund” means any series of GMO Trust and any series of GMO Series Trust.

“GMO Sub-Advised Fund” means a registered investment company for which a GMO Advisory Entity serves as a sub-adviser. A complete list of GMO Sub-Advised Funds is maintained in StarCompliance.

“Immediate Family” of an Access Person means any spouse, domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter- in-law, brother-in-law, or sister-in-law of an Access Person who resides in the same household. Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Compliance Department determines could lead to the possible conflicts of interest or appearances of impropriety which this Code is intended to prevent. The Compliance Department may from time to time circulate such expanded definitions of this term as it deems appropriate.

“Independent Trustee” means: (i) any trustee of GMO Trust who is not an “interested person” (as defined in Section 2(a)(19) of the 1940 Act) of GMO Trust; and (ii) any trustee of GMO Series Trust who is not an “interested person” (as defined in Section 2(a)(19) of the 1940 Act) of GMO Series Trust.

“Investment Team” means any of the following functional investment teams of GMO: Asset Allocation, Developed Fixed Income, Emerging Country Debt, Emerging Markets Equity, Focused Equity, Global Equity, International Active, Systematic Global Macro and any other discrete investment team dedicated to a discrete asset class and/or style of investing.

“IPO” means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

“Money Market Instruments” means money market instruments (as defined by Rule 2a-7 of the Investment Company Act of 1940, as amended) or their equivalents, including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

“Mutual Funds” means open-end investment companies registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended (and does not include closed-end investment companies). For purposes of this code, Mutual Funds does not include Exchange Traded Funds.

“Non-Access Director” means any person who is a director of GMO who (i) is not an officer or employee of a GMO Entity; (ii) has been designated as a Non-Access Director by the CCO (or a designee); (iii) is subject to any requirements of GMO’s “Procedures Regarding Certain Outside Directors”; and (iv) meets each of the following conditions:

•

he or she does not have access to non-public information regarding any Client’s purchase or sale of Securities (other than shares of GMO Affiliated Funds), or non-public information regarding the portfolio holdings of any GMO Affiliated Fund;

•	he or she is not involved in making Securities recommendations to Clients, and does not have access to such recommendations that are non-public; and

•

he or she, in connection with his or her regular functions or duties, does not make, participate in, or obtain information regarding the purchase or sale of a Security by a GMO Affiliated Fund, and his or her functions do not relate to the making of any recommendations with respect to such purchases or sales.

A list of Non-Access Directors may be found on Exhibit A of the “Procedures Regarding Certain Outside Directors”.

“Non-GMO Employee Compensation Program” means a compensation program offered through the employer of an Access Person or their Immediate Family member.

“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of such Act or pursuant to Rule 504, Rule 505 or Rule 506 under such Act. This typically includes, but is not limited to, third party private/hedge funds, some real estate investments involving multiple owners, or an ownership interest in a private company.

“Reportable 529 Plan” means any 529 plan for which GMO (or a control affiliate) manages the investments or strategies underlying the 529 plan or for which GMO (or a control affiliate) manages, distributes, markets, or underwrites the 529 plan. While not an exclusive list and while Access Persons are ultimately responsible for determining whether a 529 plan is a Reportable 529 Plan, StarCompliance includes a list of Reportable 529 Plans as of the date of this Code.

“Reportable Account” means, with respect to any Access Person, an account with a broker, dealer or bank in which the Access Person has a Beneficial Interest and in which any Securities are held.

“Restricted Exchange Traded Fund” means any Exchange Traded Fund determined by the CCO, in consultation with GMO’s Investment Teams, to: (i) be likely to be used by an Investment Team; and (ii) possess attributes (e.g., limited liquidity or limited number of underlying Securities) suggesting that contemporaneous trading by Access Persons could result in a benefit to an Access Person or a detriment to any GMO client. A complete list of Restricted Exchange Traded Funds is maintained in StarCompliance.

“SEC” means the Securities and Exchange Commission.

“Security” means any security (as defined in Section 2(a)(36) of the 1940 Act) as well as any derivative instrument (including swaps), financial commodity or other investment instrument that is traded in any public or private market. The definition in the 1940 Act is very broad and includes notes, bonds, debentures, participations in any profit sharing agreement, collateral-trust certificates, investment contracts, undivided interests in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security or on any group or index of securities, any put, call, straddle, option, or privilege entered into on a national securities exchange relating to a foreign currency “or, in general, any interest or instrument commonly known as a security.”

“Securities Transaction” means a transaction (including both purchases and sales) in a Security in which the Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest. For avoidance of doubt, a donation of Securities to a charity is considered a Securities Transaction. In addition, certain investments may involve multiple Securities Transactions for purposes of this Code (e.g., short sale followed by buy to cover).

“StarCompliance” means a web-based, automated, fully managed personal trading solution, accessible from GMO computer terminals via http://starcompliance.

“Unrestricted Exchange Traded Fund” means any Exchange Traded Fund not designated as a Restricted Exchange Traded Fund.

“U.S. Government Securities” means direct obligations of the Government of the United States.

GMO U.K. Limited Code of Ethics Supplement8

In order to comply with the Financial Conduct Authority’s personal account dealing rules and to allow for certain UK-specific investment practices, this supplement (the “UK Supplement”) has been issued to all staff of GMO U.K. Limited and GMO Netherlands as a supplement to the GMO Code of Ethics (“Code”). In the event of a conflict between the Code and the UK Supplement, the UK Supplement shall govern.

1. Special Rules for Certain Investments and Investment Practices

1.1. Pooled Investment Vehicles

Transactions in GMO Sub-Advised Funds, Closed-End Funds, Exchange Traded Funds, hedge funds, or private funds are generally subject to the Code of Ethics in full. However, the Code’s pre-clearance, reporting, and short-term trading prohibitions may not apply to transactions in open-end pooled investment vehicles owning a broad range of Securities; provided that the Access Person confirms in advance that the investment is eligible for such treatment with the Compliance Department. In such circumstances, they remain subject to Sections 1.5, 1.6, and 1.7. Examples of vehicles that offer these types of open-end pools include certain OEIC’s (Open-End Investment Company), SICAV’s (Société d’Investissement à Capital Variable), UCITS (Undertakings For Collective Investment in Transferable Securities), and UIT’s (Unit Investment Trusts).

1.2 ISA’s

Any proposed transaction for an ISA (Individual Savings Account) must be pre-cleared unless an available exemption exists.

1.3. De Minimis Purchases and Sales of FTSE 100 Stocks

Employees may purchase or sell up to a maximum of GBP£15,000 of any FTSE 100 slock once, within a three business day period without obtaining pre-clearance. All such transactions are subject to all other Code provisions.

1.4. Contracts for Differences (CFDs) and Spread Bets

CFDs and spread bets are not subject to the short-term trading prohibition set forth in Section 1.4 of the Code, provided that the Security underlying the CFD or spread bet would itself be exempted from the prohibition. CFDs and spread bets are subject to all other Code provisions.

[8]	As of January 1, 2017.

1.5. Netherlands and U.K. Government Securities

Direct obligations of the Governments of the Netherlands and the United Kingdom that do not trade on a secondary market are exempt from pre-clearance, reporting, short-term trading restrictions, and the securities being considered for purchase or sale restriction.

1.6. UK Employee Pension Schemes

Investments in UK regulated pension schemes’ “default fund selection” (including where these default fund investments arise by operation of auto-enrollment) will be automatically pre-cleared but are subject to all other Code provisions. Any further election or investment by Access Persons or their Immediate Family will be fully subject to the Code, including its pre-clearance requirements, unless exempted elsewhere.

2. Counseling and procuring

If the Code precludes you from entering into any transaction, you cannot:

•	advise or cause any other person to enter into such a transaction; or

•	communicate any information or opinion to any other person,

if you know, or have reason to believe, that the other person will as a result enter into such a transaction or cause or advise someone else to do so.

This does not apply to actions that you take in the course of your employment with us. For example, the fact that you are yourself prohibited from dealing in a certain stock as a result of one of the provisions above does not necessarily mean that you are precluded from dealing for the client’s account, subject to the insider dealing legislation summarised in the GMO UK Compliance Manual.

GMO Australia Limited Code of Ethics Supplement9

The following policies and procedures are in addition to, and where relevant supersede the policies and procedures detailed in the GMO Code of Ethics (the “Code”).

1. Australian Registered Managed Investment Schemes and Superannuation Funds

Australian Registered Managed Investment Schemes are publicly offered pooled investment products registered and regulated by the Australian Securities and Investment Commission (“ASIC”). Superannuation Funds are pooled superannuation investment products registered and regulated by the Australian Prudential Regulation authority (“APRA”). Purchases and sales of these publicly offered products are not subject to pre-clearance or reporting requirements under the Code.

2. Australia Government Securities

Direct obligations of the Government of Australia that do not trade on a secondary market are exempt from pre-clearance, reporting, short-term trading restrictions, and the securities being considered for purchase or sale restriction.

[9]	As of January 1, 2017.

GMO Singapore Pte. Ltd Code of Ethics Supplement10

The following policies and procedures are in addition to, and where relevant supersede the policies and procedures detailed in the GMO Code of Ethics (the “Code”).

1. Singapore Government Securities

Direct obligations of the Government of Singapore that do not trade on a secondary market are exempt from pre-clearance, reporting, short-term trading restrictions, and the securities being considered for purchase or sale restriction.

[10]	As of January 1, 2017.

GMO Non-Access Directors Code of Ethics Supplement

Non-Access Directors of GMO are exempt from all requirements under the GMO Code except for the following:

•	Non-Access Directors are subject to the Code’s restrictions relating to Inside Information (see Section 1.5) and Market Manipulation (see Section 1.6);

•

Non-Access Directors are subject to any personal trading restrictions and periodic reporting requirements set forth in GMO’s “Procedures for Certain Outside Directors,” as may be in effect from time to time; and

•

Non-Access Directors are subject to the “GMO Gift Policy” (which is set forth in a separate standalone policy), except that Non-Access Directors shall not be restricted from receiving, nor required to report, gifts received from current or former clients or business associates, notwithstanding that such persons may also be clients or prospective clients of GMO.